 EXHIBIT 1.1



                     SUBREGISTRAR AGREEMENT


                 Related to the registration of

           certain securities issued by Frontline Ltd.

             in the Norwegian Registry of Securities

                     ("Verdipapirsentralen")



                             BETWEEN


                         FRONTLINE LTD.

       (a company incorporated under the laws of Bermuda)


                               and



               CHRISTIANIA BANK OG KREDITKASSE ASA

                      Registrar Department

                      ("Verdipapirservice")

This subregistration agreement (the "Agreement") is entered into on this 18th day of June, 1999 by and between:

(1)  FRONTLINE LTD., Mercury House, 101 Front Street, Hamilton HM
     GX, Bermuda (the "Company")

     and

(2) CHRISTIANIA BANK OG KREDITKASSE ASA, acting through its registrar department ("Verdipapirservice") at P.O.Box 1166 -
     Sentrum, 0107 Oslo, Norway (the "Registrar")

     (the Company and the Registrar hereinafter jointly referred to as the "Parties" or, individually, a "Party")

WHEREAS:

(A)  The Registrar was, on June (1), the nominee owner of
     44.612.536 ordinary, fully paid shares in the Company.

(B) The number of ordinary shares in the Company nominally owned by the Registrar may change in the future as a consequence of:

     (i) further shares being issued to the shareholders on whose behalf the Registrar acts as nominee;

     (ii) existing share evidenced by physical share certificates being transferred to the nominal ownership of the Registrar by the owner(s) thereof;
           and

     (iii) the beneficial owner(s) of shares nominally held by the Registrar withdrawing such shares from the Registrar's ownership in exchange for physical share certificates;

     (the ordinary shares in the Company from time to time nominally owned by the Registrar hereinafter referred to as the "Shares").

(C) The beneficial owners of the Shares (the "VPS Shareholders") are recorded in a subregister (the "Share Subregister") in the Norwegian paperless securities recordation system
     ("Verdipapirsentralen") ("VPS").

(D) The Registrar has, pursuant to the terms of a certain registration agreement dated 1 July 1997 with the Company
     (the "Existing Agreement"), acted as registrar for the Company in matters relating to the Shares, the VPS
     Shareholders, the Share Subregister and the VPS.


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

(E) The Parties have agreed that the Registrar shall continue to act as registrar for the Company as aforesaid.

(F)  The Registrar is, at the date hereof, the nominee owner of
     26.000.000 warrants to subscribe for ordinary shares in the Company.

(G) The number of warrants nominally owned by the Registrar may be reduced in the future as a consequence of the exercise by the warrant holders on whose behalf the Registrar acts as nominee exercising their rights thereunder (the warrants issued by the Company from time to time nominally owned by the Registrar hereinafter referred to as the "Warrants").

(H)  The beneficial owners of the Warrants (the "Warrant
     Holders") are recorded in a subregister (the "Warrant
     Subregister") in the VPS.

(I) The Registrar has agreed to act as registrar for the Company in matters relating to the Warrants, the Warrant Holders, the Warrant Subregister and the VPS.

(J) The Parties have agreed to document the terms upon and subject to which the Registrar shall perform its duties as registrar as aforesaid in one agreement, thus substituting the Existing Agreement.

NOW THEREFORE, the Parties have agreed as follows:

1.   APPOINTMENT

1.1 The Company hereby confirms the appointment of the Registrar as registrar in respect of the Shares, the Warrants, the VPS Shareholders, the Warrant Holders, the Share Subregister, the Warrant Subregister and the VPS on the terms set forth in this Agreement. The terms set forth herein shall be effective from the date hereof.

     This Agreement shall substitute and render invalid all other agreements, whether written or oral, between the Parties
     (including, but not limited to the Existing Agreement) in respect of the matters regulated herein.

1.2 The Registrar agrees to provide the services set forth herein and all such other things and steps as may be required or requested by the Company in order to enable:

     (i) the VPS Shareholders to benefit from and enjoy all such rights and privileges as members of the Company have; and

     (ii) the Warrant Holders to benefit from and enjoy all such rights and privileges as a holder of the Warrants has;

     (iii) the Company to enforce the provisions of its bye-laws as if the VPS Shareholders and the Warrant Holders were registered in the Company's register of members and register of holders of warrants;

     (iv) shares in the Company evidenced by physical share certificates being converted to Shares if so requested by the registered owner thereof and Shares being converted to shares in the Company evidenced by physical share certificate if so requested by the relevant VPS Shareholder.

1.3 The Registrar further agrees to act as nominee owner of the Shares and the Warrants and will be registered as such in the Company's register of members and register of holders of the Company's warrants.

2.   UNDERTAKINGS BY THE REGISTRAR

2.1  The Registrar undertakes:

     a) to have copies of the Memorandum of Association and Bye-laws of the Company and the conditions for the Warrants available for inspection by the VPS
           Shareholders and the Warrant Holders in its office.

     b) that, if any share, debenture, security or other right, asset or benefit other than a cash dividend (hereinafter a "Security") shall accrue to the Registrar as a consequence of its nominee ownership of the Shares or the Warrants, it shall ensure that the legal or registered title to such Security is held for the benefit of the VPS Shareholders or, as the case may be, the Warrant Holders until such time as transfers of such Security are executed in favour of the VPS Shareholders or, as the case may be, the Warrant Holders pro rata to their entitlement to such Security.

     c) to ensure that, at all times, there is registered in the Share Subregister and the Warrant Subregister accurate and complete information with respect to each person or entity who is or becomes a VPS Shareholder or, as the case may be, a Warrant Holder including:

           (i)   the name and address of such person or entity;

           (ii) the number of the Shares and/or the Warrants held by such person or entity;

           (iii) the date each such person or entity was entered into the Share Subregister as a VPS Shareholder or, as the case may be, in the Warrant
                 Subregister as a  Warrant Holder; and

           (iv) the date such person or entity ceased to be a VPS Shareholder or, as the case may be, a Warrant Holder.

           (Information concerning (iii) and (iv) to be safely retained for 10 years following the date referred to in (iv)).

           and all such other information as may be required in order to comply with any applicable Norwegian legislation and the terms of the Company's listing agreement with the Oslo Stock Exchange ("OSE") from time to time.

     d) to promptly distribute all dividends declared by the Company to the VPS Shareholders based upon the number of the Shares which were registered in each of their names in the Share Subregister on the date of declaration in accordance with the terms of Clause 4 below.

     e) to assist the Company in despatching each and every notice of a meeting of the Company's shareholders or a meeting of the Company's holders of the Warrants to each VPS Shareholder and/or Warrant Holder at the address recorded in the VPS at such time.

     f) not to attend any shareholders and/or meeting of the holders of the Warrants, nor to vote any of the Shares or the Warrants in such meeting other than in accordance with proxies received for this purpose from VPS Shareholders or, as the case may be, Warrant Holders.

     g) to assist the Company in despatching all reports, accounts, financial statements, circulars or other similar documents (each a "Document") relating to the affairs of the Company to the VPS Shareholders and/or the Warrant Holders at such person or entity's registered address in the VPS.

     h)    upon:

           (i) any change in or alteration of the Company's issued share capital or the par value of the Shares, to make or cause to be made, without delay, all necessary amendments reflecting such change or alteration in the Share Subregister;

           (ii) the occurrence of an event which leads to the adjustment of the subscription rights of the Warrant Holders as per the terms of the Warrants, promptly, upon receipt of such information from the Company, make or cause to be made (a) such adjustment known to the Warrant Holders and (b) all necessary amendments reflecting such adjustment in the Warrant Subregister;

           provided, however, that any instructions from the Company as per the above shall be accompanied by a certificate of either a firm of independent public accountants of recognised standing (who may be the regular auditors of the Company) or an internationally recognised investment bank to be selected by the Company's board of directors in respect of such change or alteration in the issued share capital or such adjustment in the subscription price for the Warrants setting out the effect the same shall have for the VPS Shareholders and/or the Warrant Holders.

     i) to do all such acts and things as are within its powers to (a) enforce the provisions of the Memorandum of Association and Bye-laws of the Company in order to confer upon the VPS Shareholders all such rights and obligations as are attributable to the Company's members and (b) the provisions of the Memorandum of Association and Bye-laws of the Company and the conditions for the Warrants in order to confer upon the Warrant Holders all such rights and obligations as are attributable to the holders of the Warrants from time to time.

     j) to assist the Company in discharging all such obligations as it will be obliged to do vis-a-vis the VPS Shareholders and, if the Warrants are listed thereon, the Warrant Holders under the listing agreement between the Company and the OSE.

3.   UNDERTAKINGS OF THE COMPANY

3.1 The Company undertakes to inform the Registrar of any decision made by the Company's governing bodies relevant to the continued subregistration of the Shares and the Warrants in the VPS and of such other information which is relevant to the Registrar in order for the Registrar to comply with the terms of this Agreement and its obligations to the VPS.

3.2 The Company specifically undertakes to comply with the terms of its listing agreement with OSE in respect of the Shares and, if the Warrants are listed thereon, the Warrants, and such laws and regulations of Norway as may be applicable thereto.

3.3 The Company shall provide the Registrar with a copy of its Memorandum of Association and Bye-laws in force at the date of this Agreement and undertakes to immediately inform the Registrar of any subsequent change in or amendment to the same.

3.4 The Company shall provide the Registrar with the original certificates evidencing the Shares and the Warrants nominally issued to the Registrar on the date of this Agreement at the latest.

4.   DIVIDEND PAYMENTS

4.1 The Company shall provide the Registrar with details of any dividend declared by the Company to its members before any payment thereof is made to the Registrar (in its capacity as nominee owner of the Shares).

4.2 The Company shall transfer such amount as shall represent the aggregate dividends due to the VPS Shareholders on the record date for such payment to an account of the Registrar nominated for this purpose.

     The Registrar shall, upon receipt of such dividend payment, forward, to each VPS Shareholder recorded as such on the date of declaration of such dividend (the "Record Date"), such VPS Shareholder's proportionate part thereof without undue delay.

4.3 VPS Shareholders who maintain a Norwegian address in the VPS or have supplied the VPS with details of a NOK account in their name shall receive their dividend payment in NOK in accordance with and through the VPS computer system for dividend payments.

     VPS Shareholders without a Norwegian address or NOK account recorded in the VPS shall receive dividend payments in a manner agreed between the Company and the Registrar prior to such payment being effectuated.

4.4 Any dividend payment shall be effectuated by the Registrar in a manner which ensures that the VPS Shareholders have such payment available in their respective accounts no later than 12 Business Days from the Record Date subject to the Registrar having received such amount no later than 6 Business Days before the payment date in USD or, if the Company takes responsibility for the exchange of any amounts payable in currencies other than USD, on the date payment is to be effected.

     Payments to be made to VPS Shareholders without a Norwegian address or NOK account recorded in the VPS shall be made as soon as possible with a view to reducing the costs involved with such transfer.

5.   STATISTICS

5.1 The Registrar shall, at the request of the Company, produce and send to the Company statistical material relevant to the Share Subregister and/or the Warrant Subregister.

     The following statistical material will be made available immediately upon receipt of such request:

     (i) up to date list of the VPS Shareholders and/or the Warrant Holders together with the number of Shares and/or Warrants owned by each person/entity among them at such date;

     (ii) the percentage of the total shares outstanding in the Company which the Shares represent at the date of such request;

     (iii) a transcript listing the 20 VPS Shareholders with the largest ownership of the Shares and/or the 20 Warrant
           Holders with the largest ownership of the Warrants;

     (iv) a report identifying the VPS Shareholders and/or Warrant Holders who, according to the VPS, are resident in Norway or such other jurisdiction as may be identified by the Company in such request; and

     (v) the Share Subregister and/or the Warrant Subregister in a label format, ready for postage.

     Other reports and statistical material may furthermore be prepared by the Registrar subject to agreement with the Company.

5.2 All reports and statistical material provided by the Registrar will be made available on paper, computer disc and/or by E-mail.

5.3 If a stockbroker, newspaper or any other person requests a transcript of the 20 largest VPS Shareholders or Warrant
     Holders, the Register is authorised by the Company to release the same.

     The Company shall, however, be notified of such request without undue delay.

     If any other person or entity than the Company requests a full transcript (whether as a list or in label format) of the Share Subregister and/or the Warrant Subregister) the Registrar shall obtain the Company's explicit permission before releasing the same.

5.4  An updated version of the Share Subregister and the Warrant
     Subregister shall be available at the Registrar's office for public inspection in accordance with Norwegian law during the Registrar's normal office hours.

6.   CONVERSIONS

6.1 Each VPS Shareholder has the right to demand that the recordation of those of the Shares that are beneficially owned by him is transferred from the Share Subregister (and thus the nominal ownership of the Registrar) to the Company's official register of members (and thus to his beneficial ownership).

6.2 A demand as referred to in 6.1 shall be effectuated as follows:

     (i) Such demand shall always be directed to the Registrar, who shall note the same and inform the relevant VPS Shareholder that the recordation of his ownership of those of the Shares as he is the beneficial owner of will be transferred to the main register of members of the Company no later than 3 months from the date his demand was received by the Registrar and that he cannot, unless his demand is formally withdrawn, transport or encumber those of the Shares as he is recorded as being the beneficial owner of in the Share Subregister in the said period. The Registrar shall furthermore record a lien against those of the Shares which are registered on his VPS account for this purpose.

     (ii) Every second month, the Registrar shall, if demands for transfers of the recordation of shareholdings in the Company from the Share Subregister to the main register of members have been received in the preceding two months, send a request to the Company to split the share certificate evidencing the Shares into a number of new certificates, all in the Registrar's name, consistent with such demands. The original certificate evidencing the Shares shall always accompany such request.

     (iii) Upon the return of such new certificates to the Registrar, the Registrar shall endorse the certificate(s) to be delivered to the relevant VPS Shareholder(s) for transport and send it/them to the same by registered mail. Simultaneously, the shareholding of such VPS Shareholder shall be deleted from the Share Subregister and notice of the transfer sent to the Company.

     All costs relevant to the transfer of the shareholdings of a VPS Shareholder from the Share Subregister to the main register shall be for the account of the relevant VPS
     Shareholder.

6.3 The Company may, following a request from a shareholder whose ownership of shares in the Company is documented by way of physical share certificates, demand that such shares are included in the VPS Subregister.

6.4 A demand as referred to in 6.1 shall be effectuated as follows:

     (i) Such demand shall be accomplished by confirmation from the Company that the Company has the relevant share certificate(s) in hand duly endorsed for transfer to the Registrar and such information as will be necessary to establish a VPS account in the name of the relevant shareholder or, if such shareholder already has a VPS account, the account number;

     (ii) The Registrar shall, thereafter, establish a VPS account in the name of such shareholder or confirm that the VPS account nominated exists in the name of such shareholder and confirm the same to the Company. At the same time, the Registrar shall arrange for the share certificate evidencing the Shares to be delivered to the Company;

     (iii) Upon receipt of such confirmation as aforesaid and the share certificate evidencing the Shares from the Registrar, the Company will cancel the share certificate representing the shares to be included in the VPS Subregister and the certificate evidencing the Shares and issue a new share certificate in the name of the Registrar representing all such shares;

     (iv) The Company shall notify the Registrar of the issuing of the new share certificate in the Registrar's name immediately after the issue thereof, whereafter the Registrar shall record the shares transferred to the VPS Subregister pursuant to the original demand on such shareholder's VPS account;

     (v) The new certificate representing the Shares shall, thereafter, be returned to the Registrar.

     All costs relevant to the transfer of the shareholdings of a shareholder outside the VPS Subregister to the VPS
     Subregister shall be for the account of the relevant shareholder.

7.   TRANSFER AND EXERCISE OF WARRANTS

7.1 Evidence of the ownership of the Warrants cannot be transferred from the Warrant Subregister to the Company's general register of holders of warrants.

7.2 If a Warrant Holder wishes to exercise the right of his Warrants, notice thereof shall be given to the Registrar in writing.

     The Registrar shall, upon receipt of such notice, inform the Warrant Holder that:

     (i) shares corresponding to the number of Warrants exercised will be allotted by the Company no later than 30 banking days in Oslo (a "Banking Day") following receipt of such notice subject to the subscription price for such shares being paid and the terms of the Warrants otherwise being complied with.

     (ii) the subscription price for such shares must be paid to the Company (to an account with the Registrar identified to the Warrant Holder) correspondingly with the submittal of such notice.

     (iii) the Warrants so exercised no longer can be traded and that a lien will be placed on those of the Warrants that are beneficially owned by such Warrant Holder on his VPS account in order to ensure this.

     The Registrar shall then complete a notice as required in the terms for the Warrants and, within 3 days, submit this to the Company together with (a) the certificate evidencing the Warrants, (b) the share certificate evidencing the Shares and (c) confirmation that the subscription price has been paid by the Warrant Holder.

     The Company shall, not later than 20 Banking Days from receipt of such notice, reissue the certificates evidencing the Shares and the Warrants in numbers corresponding to the exercise of the Warrants having taken place.

     The Registrar shall be informed immediately after the allotment of the shares as per (i) above and shall, upon receipt of such information, delete the relevant number of Warrants from the VPS account of the relevant Warrant Holder and record the number of Shares corresponding to the said exercise of Warrants on such person/company's VPS account. The Warrant Holder shall furthermore be informed thereof without delay.

8.   PAYMENTS

8.1 The Company shall pay for the services of the Registrar pursuant hereto in accordance with the standard charges of the Registrar for such services. The standard charges effective as of the date hereof are set out in Schedule 1 hereto.

     The Registrar shall be entitled to change such charges subject to 2 weeks written notice to the Company having been given.

8.2 In addition to the charges referred to in Clause 8.1, the Company shall reimburse the Registrar for all out-of-pocket costs (including, but not limited to reasonable external legal fees) incurred by the Registrar in performing its duties hereunder, provided, however that all the Registrar's costs in respect of the entering into of this Agreement shall be for the Registrar's own account.

8.3 The Registrar shall render monthly invoices to the Company detailing the charges, fees and costs payable by the Company to the Registrar hereunder.






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

9.   CONFIDENTIALITY

     Any information regarding the Company or otherwise relating to its affairs which may be obtained by the Registrar or its employees in connection with the performance of the duties of the Registrar hereunder shall be treated by the Registrar and its employees as private and confidential and shall not be disclosed to any third person unless required by applicable law.

10.  LIABILITY

     The Registrar is not responsible for any loss or losses incurred by the Company as a result of insufficient, misleading or wrongful information or instruction(s) given to the Registrar by the Company, a person or entity representing or acting on behalf of the Company, or the VPS.

11.  TERMINATION

11.1 This Agreement may be terminated by either Party upon a minimum of two months prior written notice.

11.2 Each of the Parties may terminate this Agreement upon 10 days prior written notice in the event of any material breach by the other Party of its duties hereunder.

11.3 Upon receipt or submittal of notice of termination of this Agreement for any reason whatsoever, the Company shall, without delay, appoint a new registrar in place of the Registrar.

     The Company shall thereafter, forthwith and in writing, notify the VPS, each VPS Shareholder and Warrant Holder of the name and address of the new registrar and the date on which the new registrar has been or will be entered in the Company's register of members and register of holders of warrants as nominee owner of the Shares and the Warrants in place of the Registrar. The Registrar shall, immediately following the appointment of a new registrar, transfer all information concerning the VPS Shareholders and the Warrant Holders and the primary insiders of the Company to the new registrar. Such transfer shall be free of charge if the termination is a result of the Registrar's material breach of its duties hereunder. Otherwise only administrative costs shall be charged.







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

12.  GOVERNING LAW  - JURISDICTION

12.1 This Agreement shall be governed by and construed in accordance with the laws of the Kingdom of Norway.

12.2 Any dispute between the Parties relating to this Agreement which cannot be amicably settled, shall be submitted to arbitration before a panel of three arbitrators in Oslo according to the provisions of the Norwegian Civil Procedure Act, Chapter 32.

     The Party demanding the initiation of arbitration proceedings shall, correspondingly with such demand, appoint one of the arbitrators. The other Party shall, within 21 days from receipt of such demand appoint another of the arbitrators. No later than 21 days from the appointment of the second arbitrator, the two arbitrators so appointed shall jointly appoint the third arbitrator who shall be the chairman of the panel.

     If either of the Parties fails to appoint an arbitrator or the two arbitrators appointed by the Parties fail to agree on the appointment of the third arbitrator within 2 weeks from the date on which such appointment should have been made at the latest, such appointment shall be referred to the chairman of the Oslo division of the Norwegian Bar Association.

     The arbitration shall be conducted in the English language or accompanied by qualified English translation.

This Agreement has been executed in two copies, one for each of the parties.

For and on behalf of
FRONTLINE LTD.

 /s/ Tor Olav Troim
___________________________________________
Tor Olav Troim
Director

For and on behalf of
CHRISTIANIA BANK OG KREDITKASSE
Verdipapirservice

 /s/ Anette Syverud
___________________________________________

 /s/ Oda Myklebust
___________________________________________

                            WARRANTS


Certificate No.                   [      ] Warrants to subscribe
                                  for
                                  [      ] Ordinary Shares


                         FRONTLINE LTD.

        (Incorporated in Bermuda with limited liability)



     Subscription Warrant entitling the Holder to subscribe
       for [      ] Ordinary Shares of US$ 2.50 par value
       each with associated rights in Frontline Ltd. at a
          subscription price of US$ [      ] per share



This is to certify that [      ] is the registered holder of the
right to subscribe for [      ] Ordinary Shares of US$ 2.50 par
value each with associated rights in Frontline Ltd. subject to the conditions of the Memorandum of Association and Bye-Laws of Frontline Ltd. and to the conditions attached hereto.

Given under the Seal of Frontline Ltd.
On [      ] (date)





___________________________
Name:
Title: Director





___________________________
Name:
Title: Secretary/Director (delete as appropriate)


Note: This certificate is non-transferable other than as set forth in Clause 5 in the attached conditions.

        CONDITIONS ATTACHING TO THE WARRANTS TO SUBSCRIBE
              FOR ORDINARY SHARES IN FRONTLINE LTD.


On May 11, 1998 Frontline Ltd. issued 26,000,000 warrants (a
"Warrant" or the "Warrants") to subscribe for 26,000,000 ordinary shares with associated rights in Frontline Ltd. of US$ 0.25 par value each at a subscription price of US$ 1.591 per share.

On October 19, 1998, the Annual General Meeting of Frontline Ltd. resolved to effectuate a consolidation of its shares whereby one new ordinary share of US$ 2.50 par value (an "Ordinary Share" or the "Ordinary Shares") replaced 10 previous ordinary shares of US$ 0.25 par value. The share consolidation became effective as from October 26, 1998.

As a consequence thereof, the number of Ordinary Shares the Warrants gave its holders the right to subscribe for was adjusted to 2,600,000 (two million six hundred thousand) and the subscription price for each Ordinary Share was adjusted to US$
15.91, as per the terms of Clause 2.a.1 and 2.c below.

The following conditions apply to the Warrants:

1.   SUBSCRIPTION RIGHTS

a. The registered holder for the time being of a warrant (the "Warrant Holder") shall have the right (a "Subscription Right") to purchase, from Frontline Ltd., at any time until the 11th of May 2001 (the "Final Subscription Date"), one tenth of an Ordinary Share for each Warrant of which he is the holder as specified on the face of the warrant certificate evidencing the Subscription Right (the "Warrant Certificate") at a price of US$ 15.91 per Ordinary Share of US$ 2.50 par value (the "Exercise Price"), payable in full in immediate available funds on subscription.

     The number and/or nominal value of Ordinary Shares to be subscribed and the Exercise Price are subject to adjustments as provided in Clause 2 below.

b. In order to exercise his Subscription Right, the Warrant Holder must lodge, at the office of Frontline Ltd., at any time prior to the Final Subscription Date, (i) the Warrant Certificate evidencing his Warrants, (ii) a duly completed notice of exercise of Subscription Rights in the form attached thereto (the "Notice") and (iii) a remittance for the Exercise Price of the Ordinary Shares in respect of which his Subscription Rights are being exercised.

     Once lodged, a Notice shall be irrevocable save for revocation with the consent of Frontline Ltd. Compliance must also be made with any statutory requirements for the time being applicable.

c. Ordinary Shares issued pursuant to the exercise by a Warrant Holder of his Subscription Rights, whether in full or in part, will be allotted no later than three banking days in Oslo, Norway (a "Banking Day") after, and with effect from, the date of receipt by Frontline Ltd. of a duly completed Notice accompanied by confirmation that the Exercise Price in respect of which the Subscription Rights are being exercised has been received by Frontline Ltd. (the "Subscription Date").

     Certificates in respect of such Ordinary Shares will be issued free of charge not later than three Banking Days after the Subscription Date to the Warrant Holder. In the event of partial exercise by the Warrant Holder of his Subscription Rights, Frontline Ltd. shall, at the same time, issue, free of charge, a fresh Warrant Certificate in the name of the Warrant Holder for any balance of his Warrants.

d. All Ordinary Shares issued upon the exercise of any Warrants shall be validly authorized and issued, fully paid and non-assessable, and free from all taxes, liens and charges created by Frontline Ltd. in respect of the issue thereof. Each person in whose name any such certificate for Ordinary Shares is issued shall, for all purposes, be deemed to have become the holder of record of the Ordinary Shares represented thereby on the Subscription Date resulting in the issuance of such Ordinary Shares (so long as the Exercise Price then in effect has been paid as required hereby), irrespective of the date of issuance or delivery of such certificate for Ordinary Shares.

2.   ADJUSTMENTS AND NOTICE PROVISIONS

a.   Adjustment of the Exercise Price

1. In case Frontline Ltd. shall (i) declare a dividend or make a distribution on its outstanding Ordinary Shares in additional shares, (ii) subdivide or reclassify its outstanding Ordinary Shares into a greater number of shares, or (iii) combine or reclassify its outstanding Ordinary Shares into a smaller number of shares, the Exercise Price in effect immediately after the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Exercise Price in effect immediately prior thereto by a fraction, the numerator of which shall be the number of Ordinary Shares outstanding immediately before such dividend, distribution, subdivision, combination or reclassification, and the denominator of which shall be the number of Ordinary Shares outstanding immediately after such dividend, distribution, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event specified above shall occur.

2. If Frontline Ltd. or any other person or entity shall issue to holders of its outstanding Ordinary Shares generally any rights, options or warrants (or modify any of their existing rights, options or warrants) entitling them to subscribe for or purchase (i) Ordinary Shares, (ii) any assets of Frontline Ltd., (iii) any securities of Frontline Ltd. (other than its Ordinary Shares) or of any entity other than Frontline Ltd. or (iv) any rights, options or warrants entitling them to subscribe for or to purchase any of the foregoing securities, whether or not such rights, options or warrants are immediately exercisable (hereinafter collectively called "Distribution on Ordinary Shares"), Frontline Ltd. shall issue to the Warrant Holders the Distribution on Ordinary Shares to which they would have been entitled if they had exercised their Warrants immediately prior to the record date for the purpose of determining the shareholders entitled to receive such Distribution on Ordinary Shares.

3. No adjustment of the Exercise Price shall be made as a result of or in connection with:

     (i) the issuance of Ordinary Shares pursuant to options, warrants or stock purchase agreements entered into prior to the date hereof, or pursuant to options for Ordinary Shares issued pursuant to Frontline Ltd.'s Bermuda Share Option Plan or Frontline Ltd.'s United Kingdom Share Option Plan or otherwise subsequent to the date hereof to officers, directors, employees or consultants of Frontline Ltd. or of a subsidiary in connection with their services to Frontline Ltd.;

     (ii) the issuance of Ordinary Shares in connection with Distributions on Ordinary Shares pursuant to Subsection 2. a. 2.; or

     (iii) the issuance or exercise of the Warrants.

4. All calculations under this Section 2. a. shall be made to the nearest one-tenth of a cent.

b.   No Adjustments to Exercise Price

     No adjustment in the Exercise Price in accordance with the provisions of Section 2.a. hereof need be made if such adjustment would (i) lower the Exercise Price below the par value of an Ordinary Share or (ii) amount to a change in such Exercise Price of less than USD 0.05; provided, however, that the amount by which any adjustment is not made by reason of the provision of this section 2.b. (ii) shall be carried forward and taken into account at the time of any subsequent adjustment in the Exercise Price.

c.   Adjustment to Number of Shares

     Upon each adjustment of the Exercise Price pursuant to
     Section 2.a., each Warrant shall thereupon be deemed to evidence the right to purchase that number of Ordinary Shares (calculated to the nearest hundredth of a share) obtained by multiplying the number of Ordinary Shares purchasable immediately prior to such adjustment by the Exercise Price in effect immediately prior to such adjustment and dividing the product so obtained by the Exercise Price in effect immediately after such adjustment.

d.   Reorganisations

     In case of any capital reorganisation (other than in the cases referred to in Section 2.a. hereof) or the amalgamation, consolidation or merger of Frontline Ltd. with or into any other entity (other than an amalgamation, merger or consolidation in which Frontline Ltd. is the continuing parent and which does not result in any reclassification of the outstanding Ordinary Shares or the conversion of such outstanding Ordinary Shares into other shares, securities or property), or the sale of the property of Frontline Ltd. as an entirety or substantially as an entirety (collectively each such action being hereinafter referred to as a "Reorganisation"), there shall thereafter be deliverable upon the exercise of any Subscription Right (in lieu of the number of Ordinary Shares theretofore deliverable) the number of Ordinary Shares or other securities or property to which a holder of Ordinary Shares would have been entitled upon such Reorganisation if such Subscription Right had been exercised in full immediately prior to such Reorganisation.

     In case of any Reorganisation, appropriate adjustment, as determined in good faith by the Board of Directors of Frontline Ltd., shall be made in the application of the provisions herein set forth with respect to the rights and interests of the Warrant Holders so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares or other property thereafter deliverable upon the exercise of any Subscription Right.

     Any such adjustment shall be made by and set forth in an addendum hereto and shall, for all purposes hereof, conclusively be deemed to be an appropriate adjustment.

     Frontline Ltd. shall not effect any Reorganisation unless upon or prior to the consummation thereof, the successor parent, or, if Frontline Ltd. shall be the surviving parent and is not the issuer of the shares or other securities or property to be delivered to holders of Ordinary Shares outstanding at the effective time thereof, Frontline Ltd., shall assume, by written instrument, the obligation to deliver to each Warrant Holder such shares of stock, securities, cash or other property as such Warrant Holder shall be entitled to purchase in accordance with the foregoing provisions. In the event of the sale or conveyance or other transfer of all or substantially all of the assets of Frontline Ltd. as a part of a plan for liquidation of Frontline Ltd., the Subscription Rights shall terminate thirty (30) days after Frontline Ltd. gives written notice to each Warrant Holder that such sale or conveyance or other transfer has been consummated.

e.   Ordinary Share Buy Backs

     If at any time Frontline Ltd. offers to purchase any Ordinary Shares from the holders of Ordinary Shares, Frontline Ltd. shall, simultaneously, give notice thereof to the Warrant Holders and each Warrant Holder shall be entitled to exercise his Subscription Right effective immediately prior to the date of Frontline Ltd.'s offer.

f.   Verification of Computations

     Whenever the Exercise Price is adjusted as provided in
     Section 2, Frontline Ltd. will promptly obtain a certificate of either a firm of independent public accountants of recognised standing who may be the regular auditors of Frontline Ltd. or an internationally recognised investment bank to be selected by the Board of Directors setting forth the Exercise Price as so adjusted and a brief statement of the facts accounting for such adjustment, and will make available a brief summary thereof to the Warrant Holders at their addresses listed on the register maintained for that purpose by Frontline Ltd.

g.   Notice of Adjustments

     Whenever an adjustment is made pursuant to this Section 2, Frontline Ltd. shall cause notice of such adjustment to be mailed to the Warrant Holders within fifteen (15) days thereafter, such notice to include in reasonable detail (i) the events precipitating the adjustment, (ii) the computation of any adjustments, and (iii) the Exercise Price and the number of Ordinary Shares or securities or other property purchasable upon exercise of the Subscription Rights after giving effect to such adjustment.

h.   Warrant Certificate Amendments

     Irrespective of any adjustments pursuant to this Section 2, Warrant Certificates theretofore issued need not be amended or replaced, but Warrant Certificates thereafter issued shall bear an appropriate legend or other notice of any adjustments.

i.   Fractional Shares

     Frontline Ltd. shall not, upon the exercise of any Subscription Right, issue fractional Ordinary Shares which may result pursuant to Section 1, or from adjustments in accordance with this Section 2 to the number of Ordinary Shares purchasable under the Warrants. If a number of Warrants are exercised at one time by the same Warrant Holder which is not dividable by 10, the number of whole Ordinary Shares which shall be deliverable shall be computed based on the number of Ordinary Shares deliverable in exchange for the aggregate number of Warrants exercised. With respect to any final fraction of an Ordinary Share called for upon the exercise of any Warrants, Frontline Ltd. shall round up such fraction to the nearest whole number in cases of fractions greater than or equal to one-half and round down (and cancel) such fraction in cases of fractions less than one-half. The Warrant Holder for such a fractional Ordinary Share shall receive no consideration for such fractional Ordinary Share upon its rounding down and cancellation.

3.   OTHER PROVISIONS

     Frontline Ltd. shall keep available for issue sufficient authorised but un-issued share capital to satisfy in full all Subscription Rights remaining exercisable.

4.   PURCHASE

     Frontline Ltd. shall have the right to purchase Warrants at such price and for such consideration as its Board of Directors shall deem appropriate in the circumstances.

5.   SUB-REGISTRATION - LISTING - TRANSFERS

a. Frontline Ltd. has entered into an agreement with Christiania Bank og Kreditkasse of Oslo, Norway (the
     "Registrar") pursuant to which the Registrar has established a sub-register for the Warrants in the Norwegian paperless securities recordation system ("VPS").

     The Registrar will, as a consequence thereof, act as nominee owner of the Warrants (and one Warrant Certificate will be issued in the name of the Registrar representing all of the Warrants as a consequence thereof) on behalf of the beneficial Warrant Holders. Each beneficial Warrant Holder's interest will be documented in an account in his name in the VPS.

b. A beneficial Warrant Holder cannot demand that his interest in the Warrants are evidenced in any other way (such as a physical Warrant Certificate issued in his own name) than through the sub-register in the VPS.

c. These conditions are subject to the agreement between the Registrar and Frontline Ltd.

d. Frontline Ltd. will endeavour to arrange for a listing of the Warrants on the Oslo Stock Exchange.

e. Any transfers of beneficial ownership to the Warrants shall be evidenced by appropriate transfers in the sub-register in the VPS in accordance with market practice and applicable laws in Norway.

f. If, for any reason, the agreement with the Registrar is terminated, Frontline Ltd. shall, without delay, appoint a new registrar in place of the Registrar.

     Following such appointment (which shall be on comparable terms and with comparable duties and obligations vis-a-vis the beneficial Warrant Holders as the agreement with the Registrar), the Warrant Certificate shall be delivered by the Registrar to Frontline Ltd. Frontline Ltd. shall then cancel such Warrant Certificate and issue a new Warrant Certificate on identical terms to the new registrar.

6.   DOCUMENTS AND MEETINGS

a. No Warrant Certificate shall entitle the registered holder thereof to any of the rights of a shareholder of Frontline Ltd., including, without limitation, the right to vote, to receive dividends and other distributions, to receive any notice of, or to attend, meetings of shareholders or any other proceedings of Frontline Ltd.

b. Frontline Ltd. will, concurrently, with the issue of the same to its equity shareholders and registered Warrant Holders, send copies of its Annual Report and Accounts together with all documents required by law to be annexed thereto and copies of every statement, notice or circular otherwise issued to its shareholders to the beneficial Warrant Holders recorded in the VPS at such time.

c. If, at any time, an offer is made to all holders of Ordinary Shares (or all such holders except the offeror, any entity controlled by the offeror and/or any person acting in concert with the offeror) to acquire any or all of the outstanding Ordinary Shares and Frontline Ltd. becomes aware that, as a result of such offer, the right to cast a majority of the votes which may ordinarily be cast at a general meeting of the holders of Ordinary Shares has or may become vested in the offeror and/or such entities or persons, Frontline Ltd. shall give notice of such offer to each registered Warrant Holder within seven (7) days of its becoming so aware. For the purpose of this condition, the publication of a scheme or arrangement under The Companies Act of 1981 of Bermuda providing for the acquisition by any person or persons of the whole or any part of the share capital of Frontline Ltd. shall be deemed to be the making of an offer.

d. If any Warrant Certificate shall be mutilated, lost, stolen or destroyed, Frontline Ltd., in its discretion, may execute and deliver, in exchange and substitution for and upon cancellation of such mutilated Warrant Certificate, or, in lieu of or in substitution for a lost, stolen or destroyed Warrant Certificate, a new Warrant Certificate for the number of Warrants represented by the Warrant Certificate so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Warrant Certificate and of the ownership thereof, and an indemnity, if requested, all satisfactory to Frontline Ltd. Applicants for such substitute Warrant Certificate shall also comply with such other reasonable requirements and pay such other reasonable charges incidental thereto as Frontline Ltd. may prescribe. Any such new Warrant Certificate shall constitute an original contractual obligation of Frontline Ltd., whether or not the allegedly lost, stolen, mutilated or destroyed Warrant Certificate shall be at any time enforceable by anyone.

e. For the purpose of these conditions, "extraordinary resolution" means a resolution proposed at a meeting of the beneficial Warrant Holders duly convened and held and passed by a majority consisting of not less than three-fourths of the votes cast whether on a show of hands or on a poll.

f. All the provisions of the Bye-laws for the time being of Frontline Ltd. as to instruments of transfer, transfer book, the share register and general meeting shall, mutatis mutandis, apply as though the Warrants were a class of shares forming part of the capital of Frontline Ltd., but so that in any meeting of the beneficial Warrant Holders:

     (i) the necessary quorum shall be the beneficial Warrant Holders (present in person or by proxy) entitled to acquire one-third in nominal amount of the Ordinary Shares in respect of which Subscription Rights remain exercisable;

     (ii) every beneficial Warrant Holder present in person or by proxy at any such meeting shall be entitled, on a show of hands to one vote and every such beneficial Warrant Holder present in person or by proxy shall be entitled, on a poll, to one vote for every Ordinary Share for which he is entitled to subscribe;

     (iii) any beneficial Warrant Holder present in person or by proxy may demand or join in demanding a poll; and

     (iv) if, at any time, at any adjourned meeting a quorum as above defined is not present, those beneficial Warrant
           Holders who are then present in person or by proxy shall be a quorum.

            NOTICE OF EXERCISE OF SUBSCRIPTION RIGHTS


To:  Frontline Ltd.

We, Christiania Bank og Kreditkasse, being the registered holder of the Warrants evidenced by the Warrant Certificate overleaf, hereby exercise our subscription rights in respect of *..........
of the Ordinary Shares referred to in such Warrant Certificate in accordance with the conditions applicable thereto.

We send herewith a remittance for the subscription monies payable/documentation for our payment of the Exercise Price for the Ordinary Shares for which we hereby subscribe in accordance with the above conditions.

We agree to accept the Ordinary Share(s) to be allotted pursuant to this notice subject to the Memorandum of Association and Bye-laws of the Company and the conditions applicable to our Warrants and request you to despatch the certificate for such Ordinary Share(s) by registered mail at our risk to ourselves at the following address:

Address .........................................................
 .................................................................
 ..............................................

*Note: Complete as appropriate, Subscription Right(s) may only be exercised in respect of a whole number of Ordinary
         Share(s)























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02089006.AB2